UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-11793
                                                                         -------

                              The Dial Corporation
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             (Exact name of registrant as specified in its charter)

                           15501 North Dial Boulevard
                            Scottsdale, Arizona 85260
                                 (480) 754-3425
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                               principal executive
                                    offices)

                     Common Stock, par value $0.01 per share
                                       and
                         Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     |X|                 Rule 12h-3(b)(1)(i)      |X|
Rule 12g-4(a)(1)(ii)    |_|                 Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)     |_|                 Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)    |_|                 Rule 12h-3(b)(2)(ii)     |_|
                                            Rule 15d-6               |_|

Approximate number of holders of record
as of the certification or notice date: One
                                        ---

Pursuant to the requirements of the Securities Exchange Act of 1934, The Dial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 29, 2004       By: /s/ William A. Groll
      --------------          ------------------------------------------------
                              William A. Groll, Attorney-in-Fact for The Dial
                                                Corporation

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.